EXHIBIT 99.1

For Immediate Release: November 14, 2018
Media Contacts:

Diana Keary
Griffin Capital Company, LLC
dkeary@griffincapital.com
949-270-9303

Ben Rosner
Finsbury Associate Director
ben.rosner@finsbury.com
646-805-2085

Griffin Capital Essential Asset REIT Reports
2018 Third Quarter Results

-Solid Leasing Activity Highlight Third Quarter-

EL SEGUNDO, Calif. (November 14, 2018) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its results for the quarter ended September 30, 2018.
“In the third quarter of 2018, we signed over 525,000 square feet of leases which includes three 10-year leases for approximately 267,000 square feet. We believe these actions demonstrate our continued ability to solidify our existing portfolio to offer value and generate consistent income to our shareholders,” said Kevin Shields, Chairman and CEO of the REIT.
As of September 30, 2018, the REIT’s portfolio(1) consisted of 76 assets encompassing approximately 20.1 million rentable square feet of space in 20 states.
Highlights and Accomplishments in Third Quarter 2018 and Results as of September 30, 2018:

Portfolio Overview

•
During the quarter ended September 30, 2018, we renewed and executed leases totaling 525,484 square feet, including a 10-year lease renewal with DynCorp International, Inc. for 119,001 square feet in Fort Worth, TX, a short-term lease with McDermott, Inc. for 134,058 square feet in Houston, TX, a new 8-year lease with Fidelity Information Services, LLC for 124,550 square feet in Milwaukee, WI, and two new 10-year leases with Equiniti Trust Co. for 29,907 square feet in Milwaukee, WI, and PPG Industries, Inc. for 117,968 square feet in Cranberry Township, PA.

•	The total capitalization of our portfolio as of September 30, 2018 was $3.3 billion(2).

•	Our weighted average remaining lease term was approximately 6.58 years with average annual rent increases of approximately 2.1%.

•
Approximately 63.7% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

Financial Results

•
Total revenue was $85.0 million, or $0.51 per basic and diluted share, an increase in $0.02 per share for the quarter ended September 30, 2018, compared to $85.1 million or $0.49 per basic and diluted share for the quarter ended September 30, 2017.

•
Net income attributable to common stockholders was $2.9 million or $0.02 per basic and diluted share for the quarter ended September 30, 2018, compared to $9.0 million or $0.05 per basic and diluted share for the quarter ended

September 30, 2017. The decrease in net income attributable to common stockholders during the period was primarily due to higher interest costs.

•	The ratio of debt to total real estate acquisition value as of September 30, 2018 was 45.2%(1).

Equity Issuance

•	On August 8, 2018, we issued $125 million of Series A Cumulative Perpetual Convertible Preferred Stock in a private exempt offering.

Financing

•
On August 31, 2018, we executed four interest rate swap agreements to hedge future variable cash flows associated with London Interbank Offered Rate ("LIBOR"). The forward-starting interest rate swaps with a total notional amount of $425 million become effective on July 1, 2020 and have a term of five years.

Non-GAAP Measures

•
Adjusted funds from operations, or AFFO, was approximately $37.2 million for the quarter ended September 30, 2018, compared to approximately $39.3 million for the same period in 2017. Funds from operations, or FFO(5), was approximately $33.8 million and $38.3 million for the quarters ended September 30, 2018 and 2017, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding AFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $53.8 million for the quarter ended September 30, 2018 with a fixed charge and interest coverage ratio of 3.21 and 3.85, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios.

Subsequent Events

•
On November 2, 2018, the Company sold the Quad Graphics property located in Loveland, Colorado for total proceeds of $10.7 million, which includes $3.9 million in termination fees, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $9.9 million.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered, non-traded REIT with a portfolio, as of September 30, 2018, of 76 office and industrial properties totaling 20.1 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.3 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager that owns, manages, or co-sponsors approximately $11.2 billion* in assets. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of September 30, 2018.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form

10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

______________________________
1 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P. and 45% ownership interest in the Heritage Common X joint venture property.
2 Total capitalization includes the outstanding debt balance plus total equity raised and issued, including operating partnership units, preferred shares and shares issued pursuant to the DRP, net of redemptions.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2018 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 63.7% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings. Of the 63.7% investment grade tenant ratings, 54.8% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 8.9% being from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.
5 FFO, as described by National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non-controlling interest and redeemable preferred distributions.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$47,946	$40,735
Restricted cash	22,365	174,132
Real estate:
Land	352,419	341,432
Building and improvements	2,172,884	2,022,372
Tenant origination and absorption cost	532,207	494,871
Construction in progress	20,251	7,078
Total real estate	3,077,761	2,865,753
Less: accumulated depreciation and amortization	(512,929)	(425,958)
Total real estate, net	2,564,832	2,439,795
Real estate assets and other assets held for sale, net	2,711	2,959
Investments in unconsolidated entities	33,360	37,114
Intangible assets, net	13,796	18,269
Deferred rent	56,801	46,591
Deferred leasing costs, net	25,310	19,755
Other assets	29,510	24,060
Total assets	$2,796,631	$2,803,410
LIABILITIES AND EQUITY
Debt, net	$1,354,350	$1,386,084
Restricted reserves	8,674	8,701
Redemptions payable	6,653	20,382
Distributions payable	7,527	6,409
Due to affiliates	4,018	3,535
Below market leases, net	24,703	23,581
Liabilities of real estate assets held for sale	293	537
Accrued expenses and other liabilities	74,934	63,606
Total liabilities	1,481,152	1,512,835
Commitments and contingencies (Note 12)
Noncontrolling interests subject to redemption; 531,000 units eligible towards redemption as of September 30, 2018 and December 31, 2017	4,887	4,887
Common stock subject to redemption	4,360	33,877
Perpetual convertible preferred shares	125,000	—
Stockholders’ equity:
Common Stock, $0.001 par value; 700,000,000 shares authorized; 166,253,534 and 170,906,111 shares outstanding, as of September 30, 2018 and December 31, 2017, respectively	166	171
Additional paid-in capital	1,557,009	1,561,694
Cumulative distributions	(541,913)	(454,526)
Accumulated earnings	127,511	110,907
Accumulated other comprehensive income	9,736	2,460
Total stockholders’ equity	1,152,509	1,220,706
Noncontrolling interests	28,723	31,105
Total equity	1,181,232	1,251,811
Total liabilities and equity	$2,796,631	$2,803,410

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Rental income	$66,028	$66,437	$187,601	$197,647
Lease termination income	84	—	9,090	12,845
Property expense recoveries	18,929	18,695	54,740	54,120
Total revenue	85,041	85,132	251,431	264,612
Expenses:
Property operating expense	13,055	13,507	36,060	37,261
Property tax expense	11,301	10,916	33,460	33,465
Asset management fees to affiliates	6,015	5,921	17,670	17,786
Property management fees to affiliates	2,503	2,453	7,049	7,519
General and administrative expenses	2,111	1,030	5,042	5,274
Corporate operating expenses to affiliates	948	676	2,630	1,983
Depreciation and amortization	30,096	28,235	89,258	88,783
Impairment provision	—	—	—	5,675
Total expenses	66,029	62,738	191,169	197,746
Income before other income and (expenses)	19,012	22,394	60,262	66,866
Other income (expenses):
Interest expense	(14,161)	(12,692)	(41,251)	(37,232)
Other income	57	260	217	495
Loss from investment in unconsolidated entities	(579)	(517)	(1,617)	(1,511)
Gain from disposition of assets	—	—	1,158	4,293
Net income	4,329	9,445	18,769	32,911
Distributions to redeemable preferred shareholders	(1,228)	—	(1,228)	—
Net (income) attributable to noncontrolling interests	(157)	(326)	(671)	(1,134)
Net income attributable to controlling interest	2,944	9,119	16,870	31,777
Distributions to redeemable noncontrolling interests attributable to common stockholders	(90)	(90)	(266)	(266)
Net income attributable to common stockholders	$2,854	$9,029	$16,604	$31,511
Net income attributable to common stockholders per share, basic and diluted	$0.02	$0.05	$0.10	$0.18
Weighted average number of common shares outstanding, basic and diluted	165,964,543	173,661,904	168,357,361	174,787,551
Distributions declared per common share	$0.17	$0.17	$0.51	$0.51

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands)

Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with generally accepted accounting principles ("GAAP") implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the NAREIT promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Beginning with the three months ended March 31, 2018, we are now using Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. We previously used Modified Funds from Operations ("MFFO") as a non-GAAP measure of operating performance.  Management decided to replace the MFFO measure with AFFO because AFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, AFFO is a measure used among our peer group, which includes publicly traded REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

•
Deferred rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded on a straight-line basis and creates deferred rent. As deferred rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of deferred rent to arrive at AFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at AFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in AFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in AFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in AFFO.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write-off to be an exclusion from AFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and AFFO is presented in the following table for the three and nine months ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$4,329	$9,445	$18,769	$32,911
Adjustments:
Depreciation of building and improvements	15,991	13,948	44,390	42,244
Amortization of leasing costs and intangibles	14,098	14,280	44,847	46,518
Impairment provision	—	—	—	5,675
Equity interest of depreciation of building and improvements - unconsolidated entities	656	620	1,933	1,857
Equity interest of amortization of intangible assets - unconsolidated entities	1,162	1,165	3,486	3,512
Gain from sale of depreciable operating property	—	—	(1,158)	(4,293)
FFO	$36,236	$39,458	$112,267	$128,424
Distribution to redeemable preferred shareholders	(1,228)	—	(1,228)	$—
Distributions to noncontrolling interest	(1,194)	(1,194)	(3,543)	(3,543)
FFO, net of noncontrolling interest and redeemable preferred distributions	$33,814	$38,264	$107,496	$124,881
Reconciliation of FFO to AFFO:
FFO, net of noncontrolling interest and redeemable preferred distributions	$33,814	$38,264	$107,496	$124,881
Adjustments:
Deferred rent	(4,472)	(3,443)	(9,659)	(8,508)
Amortization of above/(below) market rent	(663)	589	(135)	1,310
Amortization of debt premium/(discount)	8	8	24	(422)
Amortization of ground leasehold interests	7	7	21	21
Non-cash lease termination income	—	—	(6,304)	(12,845)
Financed termination fee payments received	7,686	3,211	11,122	10,177
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	77	(31)	39	(280)
Unrealized (gain) loss on derivatives	—	(11)	—	(16)
Equity interest of amortization of above market rent - unconsolidated entities	739	741	2,217	2,229
AFFO	$37,196	$39,335	$104,821	$116,547

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
ADJUSTED EBITDA(1):
Net income	$4,329	$9,445	$18,769	$32,911
Depreciation and amortization	30,096	28,235	89,258	88,783
Interest expense	13,406	12,008	38,957	35,552
Amortization - Deferred financing costs	747	676	2,270	2,102
Amortization - Debt premium	8	8	23	(422)
Amortization - In-place lease	(663)	589	(135)	1,310
Income taxes	213	106	354	1,714
Asset management fees	6,015	5,921	17,670	17,786
Property management fees	2,503	2,453	7,049	7,519
Deferred rent	(4,762)	(3,443)	(10,210)	(8,508)
Extraordinary Losses or Gains:
Termination fee	—	—	—	(12,845)
Gain on disposition	—	—	(1,158)	(4,293)
Loss on Impairment	—	—	—	5,675
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	579	517	1,617	1,511
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,255	2,178	6,703	6,482
	54,726	58,693	171,167	175,277
Less: Capital reserves	(931)	(923)	(2,751)	(2,769)
Adjusted EBITDA (per credit facility agreement)	$53,795	$57,770	$168,416	$172,508

Principal paid and due	$1,577	$1,785	$4,896	$4,750
Interest expense	13,980	12,692	40,625	37,448
	$15,557	$14,477	$45,521	$42,198

Interest Coverage Ratio(2)	3.85	4.55	4.15	4.61
Fixed Charge Coverage Ratio(3)	3.21	3.99	3.70	4.09

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.